Exhibit 5.1

[Ober|Kaler letterhead]

November 29, 2016

Old Line Bancshares, Inc.

1525 Pointer Ridge Place

Bowie, Maryland 20716

Re:                             Old Line Bancshares, Inc. - Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel for Old Line Bancshares, Inc., a Maryland corporation (the “Company”), in connection with the Registration Statement on Form S-4, as amended (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, (the “Securities Act”), relating to the of the offer and exchange by the Company of up to $35,000,000 registered 5.625% Fixed-to-Floating Rate Subordinated Notes due 2026 (the “Exchange Notes”) for a like aggregate amount of the Company’s outstanding unregistered 5.625% Fixed-to-Floating Rate Subordinated Notes due 2026 (the “Old Notes”).  The Exchange Notes will be issued pursuant to the Subordinated Indenture dated as of August 15, 2016 (the “Base Indenture”), between the Company and U.S. Bank National Association as Trustee (the “Trustee”), as supplemented by the First Supplemental Indenture to the Base Indenture dated as of August 15, 2016, between the Company and the Trustee (together with the Base Indenture, the “Indenture”).

In rendering the opinion expressed herein, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the Indenture; (iii) the form of global certificate evidencing the Exchange Notes; (iv) the Company’s Articles of Incorporation, as amended or supplemented from time to time (collectively, the “Charter”); (v) the Company’s Amended and Restated Bylaws, as amended to date (the “Bylaws”); (vi) copies of the resolutions of the Board of Directors of the Company relating to the issuance of the Old Notes and the Exchange Notes and related matters (the “Resolutions”); (vii) a good standing certificate for the Company issued as of a recent date by the Maryland State Department of

Assessments and Taxation (the “Good Standing Certificate”); (viii) a Certificate of the Company executed by the President and Chief Executive Officer of the Company dated November 29, 2016 (the “Opinion Certificate”); and (ix) such other statutes, certificates, instruments and documents as we have deemed necessary or advisable for the purpose of rendering the opinion set forth herein.

In rendering the opinion set forth below, we have assumed, without independent investigation, (i) the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, and the conformity with originals of all documents submitted to us as certified, photostatic or facsimile copies or portable document file (“pdf”) or other electronic image format copies (and the authenticity of the originals of such copies), (ii) that all representations, warranties, certifications and statements with respect to matters of fact and other factual information (A) made by public officers, (B) made by officers or representatives of the Company, including certifications made in the Opinion Certificate, and (C) in any documents we have reviewed are accurate, true, correct and complete in all material respects, and (iii) the persons identified as officers are actually serving as such and that any certificates representing the Exchange Notes will be properly executed by one or more such persons.

Based upon the foregoing and subject to the qualifications, limitations and assumptions set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that:

1.              Based solely on the Good Standing Certificate, the Company is a corporation validly existing and in good standing under the laws of the State of Maryland.

2.              The Company has, and had as of the date of execution and delivery of the Indenture, the corporate power to execute and deliver the Indenture and the Exchange Notes and to perform its obligations thereunder.

3.              The Indenture has been duly authorized, executed and delivered by the Company.

4.              The Company has duly authorized the issuance of the Exchange Notes.

The foregoing opinion is based on and is limited to the Maryland General Corporation Law (including the judicial decisions interpreting those laws currently in effect), and we express no opinion herein with respect to the effect or applicability of the laws of any other jurisdiction.  The opinion expressed herein concerns only the effect of the laws (excluding the principles of conflict of laws) as currently in effect, and we assume no obligation to supplement the opinion expressed herein if any applicable laws change after the date that the Registration Statement becomes effective, or if we become aware of any facts that might change the opinion expressed herein subsequent to the date the Registration Statement becomes effective.

Notwithstanding anything to the contrary contained herein, we express no opinion concerning the securities laws of the State of Maryland, or the rules and regulations promulgated thereunder, or any decisional laws interpreting any of the provisions of the securities laws of the State of Maryland, or the rules and regulations promulgated thereunder.

Our opinions are matters of professional judgment and are not a guaranty of results.

The opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters.” By giving such consent, we do not admit that we are experts with respect to any part of the Registration Statement, including Exhibit 5.2, within the meaning of the term “expert” as used in the Securities Act or the rules and regulations promulgated thereunder.

Sincerely,

OBER, KALER, GRIMES & SHRIVER,
a Professional Corporation

By:	/s/ Frank C. Bonaventure, Jr.
Frank C. Bonaventure, Jr., Shareholder